Filed pursuant to 424(b)(3)

Registration Statement No. 333-289651

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 26, 2025)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 22,590,361 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated August 26, 2025 contained in our Registration Statement on Form F-1 (Registration No.: 333-289651) (the “Prospectus”), relating to the resale of up to 22,590,361 ordinary shares, $0.000000000000287 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in the Prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of up to 22,590,361 that the Selling Stockholders may receive pursuant to the partial conversion of principal under convertible promissory notes in the aggregate principal amount of $13,750,000 held by such Selling Stockholders. The 22,590,361 Ordinary Shares is calculated based upon the floor price of $0.332 per share as set forth in the convertible promissory note. The Company is registering 22,590,361 Ordinary Shares, which is the maximum amount of Ordinary Shares that can be issued upon conversion of $7,500,000 of principal under the convertible promissory notes.

Specifically, this Prospectus Supplement is being filed to update the information included in the Selling Stockholders section of the Prospectus, to correct a typo in the name of a selling stockholder included in the Selling Stockholder table, and to update certain disclosure regarding the business of the Company. No other changes are being made to the Selling Stockholders section of the Prospectus or any other disclosure in the Prospectus. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Selling Stockholders

Name of Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering (1)
Secure Net Capital LLC(2)	-	(4)	7,530,120	-
Target Capital 1 LLC(3)	-	(4)	15,060,241	-

* Less than 1%

(1)	Assumes the sale of all shares being offered pursuant to this prospectus.
(2)	All voting and dispositive power for Secure Net Capital LLC is held by Alois Rubenbauer. The business address of Secure Net Capital LLC is 654 Munoz Rivera Ave., #1130, San Juan, PR 00918.
(3)	All voting and dispositive power for Target Capital 1 LLC is held by Dmitriy Shapiro. The business address of Target Capital 1 LLC is 144 Hillside Village, Rio Grande PR 00745.
(4)	Does not include Ordinary Shares issuable upon conversion of the August RBW Notes held by the Selling Stockholders.

Strategic Collaboration with Bio-Packaging Pte Ltd.

On August 25, 2025, the Company announced a strategic collaboration with Bio-Packaging Pte Ltd, a Singaporean manufacturer of Polyethylene, Post-consumer recycle (PCR), biodegradable and certified-compostable general packaging. The collaboration provides thatthe Company will embed its invisible molecular marker into Bio-Packaging’s PCR, biodegradable and certified-compostable product lines during extrusion to give brand owners and regulators verified proof of origin, material type, recycling loops and composting outcomes in real time.